Exhibit 5.2

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurthkenyon.com

April 28, 2017

NuStar Logistics, L.P.

19003 IH-10 West

San Antonio, Texas 78257

Ladies and Gentlemen:

We have acted as special counsel to NuStar Logistics, L.P., a Delaware limited partnership (the “NuStar Logistics”), in connection with the issuance and sale by NuStar Logistics of $550,000,000 aggregate principal amount of NuStar Logistics’s 5.625% Senior Notes due 2027 (the “Notes”). The Notes are guaranteed (the “Guarantees” and, together with the Notes, the “Securities”)) by each of NuStar Energy L.P. (the “Partnership”) and NuStar Pipeline Operating Partnership L.P. (“NuPOP” and, together with the Partnership, the “Guarantors” and, together with the Partnership and NuStar Logistics, the “Obligors”) pursuant to a registration statement on Form S-3 (Registration No. 333-212338) filed and immediately effective with the Securities and Exchange Commission (the “SEC”) on June 30, 2016 (the “Registration Statement”). A prospectus supplement dated April 20, 2017, which, together with the prospectus filed with the Registration Statement (the “Base Prospectus”) constitute the “Prospectus,” was filed with the SEC on April 21, 2017 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued under an Indenture, dated as of July 15, 2002 (as amended by the Third Supplemental Indenture thereto, dated July 1, 2005, the “Base Indenture”), by and among NuStar Logistics, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”) as supplemented by the Eight Supplemental Indenture thereto, dated as of April 28, 2017, by and among NuStar Logistics, the Guarantors and the Trustee (the Base Indenture, as so amended and supplemented, the “Indenture”).

The Securities are being sold pursuant to an Underwriting Agreement, dated April 20, 2017, (the “Underwriting Agreement”) by and among the Partnership, Riverwalk Logistics, L.P., NuStar GP, LLC, NuStar Logistics, NuPOP and NuStar Pipeline Company, LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named in Schedule I thereto.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the Prospectus;

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NuStar Energy L.P.

April 28, 2017

(c)	the term sheet relating to the Securities filed with the SEC as a free writing prospectus pursuant to Rule 433 promulgated under the Securities Act on April 20, 2017;

(d)	the Indenture;

(e)	the Underwriting Agreement; and

(f)	the form of the Notes attached to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinion set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (v) the authenticity of the originals of such latter documents. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Obligors to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the issuance and sale of the Securities, (ii) the Delaware Limited Liability Company Act, (iii) the Delaware Revised Uniform Limited Partnership Act and (iv) the Delaware General Corporation Law (including in the case of the immediately preceding clauses (ii), (iii) and (iv), the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws or acts).

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes (in the form examined by us) have been authenticated by the Trustee in accordance with the terms of the Indenture and have been issued and delivered in accordance with the Underwriting Agreement, (a) the Notes will constitute valid and legally binding obligations of NuStar Logistics and (b) the Guarantees will constitute valid and legally binding obligations of each of the Guarantors.

Our opinion as it pertains to the Guarantees that Section 5-501.6 of the New York General Obligations Law will apply. Furthermore, our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’

NuStar Energy L.P.

April 28, 2017

rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, (a) we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts or purporting to limit the use of the Indenture in interpreting any other indenture, loan or debt agreement or vice versa, and (b) certain of the waivers included in the Indenture relating to the guaranties by the guarantors that may become party thereto may be unenforceable in whole or in part.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP